Exhibit 10.1

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) dated September 19, 2019, is being entered into by and among Micronet Ltd., a corporation organized under the laws of the State of Israel (“Micronet”) and MICT Telematics Ltd. (“MICT”), an Israeli company whose address is Gagali Haplada 20, Herzliya, Israel

1. ACCOUNTING AND OTHER TERMS. Accounting terms not defined in this Agreement will be construed following Israeli GAAP. Calculations and determinations must be made following Israeli GAAP.

2. LOAN AND TERMS OF PAYMENT

2.1 Upon execution of this Agreement MICT shall extend a loan to Micronet in an amount of US$ 250,000 (the “Loan” and the “Loan Sum”, respectively). Such Loan Sum to be deposited into Micronet’s account until: September 30, 2019. The Loan is intended to fund the working capital required by Micronet for the duration set in section 2.3 hereunder, and may only be used for such purpose.

2.2 The Loan shall NOT accrue any interest and shall not be linked to any index.

2.3 Micronet will repay all outstanding amount pursuant to the Loan upon the earlier of : (i) December 31, 2019 or (ii) such time as Micronet receives aggregate gross proceeds of at least $250,000 from an outside investment.

4. COSTS. Each party shall bear it’s own costs and expenses related to the execution of this agreement and the performance.

5 TAXES. Each party shall bear its own tax or other compulsory applicable payments related to the execution of this agreement and the performance.

6. NOTICES. All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set below.

7. CHOICE OF LAW, VENUE. The laws of the State of lsrael exclusively govern this Agreement without regard to principles of conflicts of law. Micronet and MICT each submit to the exclusive jurisdiction of the courts in Tel Aviv, Israel.

8 GENERAL PROVISIONS

8.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Micronet may not assign this Agreement or any rights under it without MICT’s prior written consent, which may be granted or withheld at MICT’s discretion.

8.2 Severability of Provision Amendments in Writing, Integration. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision. All amendments to this Agreement must be in writing and signed by Micronet and MICT. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement.

8.3 Termination. This Agreement shall terminate upon the repayment in full of the Loan.

Micronet Ltd.		MICT Telematics Ltd.

By:	Amit Harari, Tali Dinar	By:	Moran Amran
Title:	CFO	Title:	Controller